Exhibit 99.1

Motus GI Appoints Experienced Financial Biotech Executive, Sonja Nelson, to its Board of Directors and as Chair of Audit Committee

FORT LAUDERDALE, FL., June 23, 2021 -- Motus GI Holdings, Inc., (NASDAQ: MOTS) ("Motus GI" or the "Company"), a medical technology company providing endoscopy solutions that improve clinical outcomes and enhance the cost-efficiency associated with the diagnosis and management of gastrointestinal conditions, announced the appointment of Sonja Nelson, CPA to the Company’s Board of Directors and as Chair of the Audit Committee. Ms. Nelson brings more than 25 years of financial and operational leadership and expertise in biotechnology, diagnostics, and biopharmaceuticals markets, including playing an integral role in the successful merger between NantKwest, Inc. (Nasdaq: NK) and Immunity Bio, Inc. (Nasdaq: IBRX).

"We are thrilled to welcome Sonja to our Board of Directors," commented David Hochman, Chairman of the Board of Directors of Motus GI. "Sonja brings strong financial and strategic experience, and a fresh perspective from an innovative leader in the biotechnology industry that we believe will be of great benefit as Motus GI prepares for its next stage of growth."

Ms. Nelson has accumulated financial, accounting, and public company experience during her time at several biotechnology, pharmaceutical, and consumer health product companies. Ms. Nelson is currently serving as the Senior Vice President, Finance, of ImmunityBio, Inc. (NASDAQ: IBRX). She moved into this position in March 2021, following the merger of ImmunityBio, Inc. and NantKwest, Inc., where she had served as the Chief Financial Officer for several years, and had held other senior financial positions in the company since 2015. Ms. Nelson also served as a director of Inex Bio (a subsidiary of NantKwest, Inc.) from October 2017 to June 2021. Prior to joining NantKwest, Inc., Ms. Nelson was Vice President and Corporate Controller at AltheaDx, Inc. Prior to AltheaDx, Inc., Ms. Nelson was Senior Director and Controller at Cadence Pharmaceuticals, Inc. (acquired by Mallinckrodt plc). Prior to her time at Cadence, Ms. Nelson was Director, General Accounting at Cricket Communications, Inc. (acquired by AT&T, Inc.). Ms. Nelson began her career with KPMG LLP. She holds a Bachelor’s degree in business administration with specialization in taxation and auditing from the University of Applied Sciences in Pforzheim, Germany, and is a Certified Public Accountant (CPA).

About Motus GI

Motus GI Holdings, Inc. is a medical technology company, with subsidiaries in the U.S. and Israel, providing endoscopy solutions that improve clinical outcomes and enhance the cost-efficiency associated with the diagnosis and management of gastrointestinal conditions. For more information, visit www.motusgi.com and connect with the Company on Twitter, LinkedIn and Facebook.

Forward-Looking Statements

This press release contains certain forward-looking statements. Forward-looking statements are based on the Company's current expectations and assumptions. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. These statements may be identified by the use of forward-looking expressions, including, but not limited to, "expect," "anticipate," "intend," "plan," "believe," "estimate," "potential," "predict," "project," "should," "would" and similar expressions and the negatives of those terms, including without limitation, risks related to the Company’s cost reduction plan, the cost savings and the cash expenses related to the implementation of the plan, risks related to the continued impact of the COVID-19 pandemic, risks inherent in the development and commercialization of potential products, uncertainty in the timing and results of clinical trials or regulatory approvals, maintenance of intellectual property rights or other risks discussed in the Company’s Form 10-K filed on March 16, 2021, and its other filings with the Securities and Exchange Commission. Prospective investors are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

Investor Contact:
Bob Yedid
LifeSci Advisors
(646) 597-6989
bob@lifesciadvisors.com